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                                                                    EXHIBIT 3(d)

                         ADAMS RESOURCES & ENERGY, INC.
                             CODE OF BUSINESS ETHICS

         The following Code of Ethics is applicable to all Directors, Officers and Employees (collectively referred to herein as the "individuals") of Adams Resources & Energy, Inc. and all its subsidiary companies, (collectively referred to herein as "the Company"). The purpose of this code is to describe how individuals are expected to act in their dealings with and for the Company. Each individual is expected to act in accordance with the spirit as well as the letter of this Code of Ethics. Specific rules apply as follows:

Conflicts of interest

         CONFLICTS OF INTEREST BETWEEN THE INDIVIDUAL AND THE COMPANY ARE PROHIBITED. It is difficult to expressly define a "conflict of interest". The intent herein, is to follow the broad understanding of the term. A conflict of interest occurs when an individual's private interest interferes in any way, or even appears to interfere, with the interests of the Company as a whole. A conflict situation may also arise when an individual takes actions or has interests that may make it difficult to perform his or her company work objectively and effectively. Conflicts of interest also arise when an individual or a member of his or her family receives improper personal benefits as a result of his or her position in the company. Loans to, or guarantees of obligations for, such persons are expressly prohibited.

         In the event an individual has a potential conflict of interest, such concern must be relayed in writing to the individual's supervisor or other appropriate authority for ultimate referral to the Board of Directors. Only the Company's Board of Directors has the authority to waive or make allowances for a conflict of interest situation.

Corporate opportunities

         INDIVIDUALS ARE PROHIBITED FROM (a) TAKING FOR THEMSELVES PERSONALLY ANY OPPORTUNITIES THAT ARE DISCOVERED THROUGH THE USE OF CORPORATE PROPERTY, INFORMATION OR POSITION; (b) USING CORPORATE PROPERTY, INFORMATION, OR POSITION FOR PERSONAL GAIN; AND (c) COMPETING WITH THE COMPANY. Individuals owe a duty to the company to advance its legitimate interests when the opportunity to do so arises.

Confidentiality

         INDIVIDUALS MUST MAINTAIN THE CONFIDENTIALITY OF INFORMATION ENTRUSTED TO THEM BY THE COMPANY OR ITS CUSTOMERS, EXCEPT WHEN DISCLOSURE IS AUTHORIZED OR LEGALLY MANDATED. Confidential information includes all non-public information that might be of use to competitors, or is harmful to the company or its customers, if disclosed.

Fair dealing

         EACH INDIVIDUAL MUST ENDEAVOR TO DEAL FAIRLY WITH THE COMPANY'S CUSTOMERS, SUPPLIERS, COMPETITORS AND EMPLOYEES. No individual should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

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Protection and proper use of company assets

         ALL INDIVIDUALS MUST PROTECT THE COMPANY'S ASSETS AND ENSURE THEIR EFFICIENT USE. ALL COMPANY ASSETS SHOULD BE USED FOR LEGITIMATE BUSINESS PURPOSES.

Compliance with laws, rules and regulations

         IT IS THE INTENT OF THE COMPANY TO COMPLY WITH ALL LAWS, RULES AND REGULATIONS INCLUDING INSIDER TRADING LAWS. IT IS THE DUTY OF ALL INDIVIDUALS TO INSURE SUCH COMPANY COMPLIANCE IN EACH BUSINESS AREA IN WHICH THEY OPERATE OR HAVE KNOWLEDGE.

Reporting

         ALL INDIVIDUALS ARE REQUIRED TO REPORT VIOLATIONS OF LAWS, RULES, REGULATIONS OR THE CODE OF BUSINESS ETHICS TO APPROPRIATE PERSONNEL. Appropriate personnel may include supervisors, the Human Resources department and any officer or director. An employee who reports a violation of law must notify the general counsel within three days of such report. Individuals are encouraged to talk to supervisors, managers or the Human Resources department when in doubt about the best course to action in a particular situation. Reporting individuals shall not be subject to suspension, termination or other forms of retaliation for reports made in good faith.

Violations

         Persons violating the Code of Ethics will be subject to the Company's progressive discipline policies up to and including potential termination of employment.

Waiver of the code

         ANY WAIVER OF THE CODE OF BUSINESS ETHICS FOR ANY INDIVIDUAL MAY BE MADE ONLY BY THE BOARD OF DIRECTORS AND SHALL BE DISCLOSED TO SHAREHOLDERS IN THE NEXT QUARTERLY FILING.

Using this code

         Any questions about a specific policy should be directed to the Human Resources Department. The individual is expected to use this Code in conjunction with the policies, procedures, and work rules adopted by the Company and implemented at each business location. This Code is not an employment contract. It will change over time. In addition, individuals must follow the provisions of employment manuals and contracts where those documents are more stringent.

_______________________________                           ______________________
Individual's Acknowledgement                              Printed Name

Date: _________________________                           ______________________
                                                          Company

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